UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No.   )

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CHIMERIX, INC.
2505 Meridian Parkway, Suite 100
Durham, North Carolina 27713

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 11, 2020

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Chimerix, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, June 11, 2020 at 8:00 a.m. local time at the offices of Chimerix, Inc., located at 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713, for the following purposes:

•	To elect the two nominees for Class I director named herein to the Board of Directors to serve for a term of three years;

•
To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020;

•	To hold a non-binding advisory vote on the compensation of the Company’s named executive officers; and

•	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice (the “Proxy Statement”).

The record date for the Annual Meeting is April 22, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Michael A. Sherman
President and Chief Executive Officer

Durham, North Carolina
April 28, 2020

You are cordially invited to attend the meeting in person. However, due to the evolving COVID-19 situation, we urge our stockholders to monitor the guideline of the CDC and other applicable federal, state and local government agencies and to refrain from attending the meeting in person if doing so would violate those guidelines. In any event, we ask that you please complete, date, sign and return the proxy mailed to you as promptly as possible in order to ensure your representation at the meeting. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction form. Please review the instructions on each of your voting options described in these proxy materials.

CHIMERIX, INC.
2505 Meridian Parkway, Suite 100
Durham, North Carolina 27713

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

 To be held on June 11, 2020

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Chimerix, Inc. (sometimes referred to as “we,” “us,” the “Company” or “Chimerix”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 7, 2020 to all shareholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 17, 2020.

When and where will the Annual Meeting be held?

The meeting will be held on Thursday, June 11, 2020 at 8:00 a.m. local time at the offices of Chimerix, Inc., located at 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713. Due to the evolving COVID-19 situation, we urge our stockholders to monitor the guidelines of the CDC and other applicable federal, state and local government agencies and to refrain from attending the meeting in person if doing so would violate those guidelines.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 22, 2020 will be entitled to vote at the Annual Meeting. On this record date, there were 61,930,339 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 22, 2020 your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be delivered to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 22, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal 1: Election of the two Class I directors named herein to the Board of Directors to serve for a term of three years;

•
Proposal 2: Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020; and

•	Proposal 3: Approval, by non-binding vote, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Due to the evolving COVID-19 situation, we urge our stockholders to monitor the guidelines of the CDC and other applicable federal, state and local government agencies and to refrain from attending the meeting in person if doing so would violate those guidelines. In any event, we urge you to vote by proxy to ensure your vote is counted.

•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 11, 2020.

•	To vote over the Internet, please follow the below steps:

Step 1: Go to www.envisionreports.com/CMRX to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

•	To vote by telephone, call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. Follow the instructions provided by the recorded message.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Chimerix. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 22, 2020.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether Nasdaq Stock Market (“Nasdaq”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the Nasdaq Listing Rules, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 3, without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the two nominees for director, “For” ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020, and “For” the approval, by non-binding vote, of the compensation of our named executive officers as disclosed in this Proxy Statement. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Chimerix, Inc.’s Secretary at 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 7, 2021 to the attention of the Secretary of Chimerix, Inc. at 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your written request must be received by the Secretary for Chimerix, Inc. between February 11, 2021 and March 13, 2021. You are also advised to review the Company’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to Proposals 2 and 3, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the respective vote totals for Proposals 2 and 3 and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by Nasdaq to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•
For Proposal 1, the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withhold” will affect the outcome.

•
To be approved, Proposal 2 ratifying the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020, we must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.

•
To be approved, Proposal 3 approving, by non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed herein, we must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 61,930,339 shares outstanding and entitled to vote. Thus, the holders of 30,965,170 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL I

 ELECTION OF DIRECTORS

Our Board of Directors consists of nine directors. In accordance with the terms of our Amended and Restated Certificate of Incorporation, our Board of Directors is divided into three classes, denominated Class I, Class II and Class III. Each Director Class has a term of three years, and the three classes are staggered with respect to their termination dates. The terms of the current Class I Directors, Class II Directors and Class III Directors expire in 2020, 2021 and 2022, respectively. At each annual stockholder meeting, the successors to the directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal.

Currently, our Board of Directors is classified as follows: members of Class I are Robert J. Meyer, M.D., Michael Sherman and Ronald C. Renaud, Jr.; members of Class II are Pratik S. Multani, M.D., Martha J. Demski, and Edward F. Greissing; and members of Class III are Catherine L. Gilliss, Ph.D., R.N., F.A.A.N., Patrick Machado, and Fred A. Middleton. The term of office for our Class I Directors will expire at the Annual Meeting.

There are two nominees for Class I director this year, Robert J. Meyer, M.D., and Michael Sherman. Mr. Renaud previously notified the Company that he did not intend to stand for re-election due to the need to devote additional time to his role as Chief Executive Officer and a director of Translate Bio, Inc. and other professional obligations. Each of Dr. Meyer and Mr. Sherman has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Each director to be elected and qualified will hold office until our 2023 Annual Meeting of Stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected.

It is the Company’s policy to invite our directors and director nominees to attend the Annual Meeting. Each of our then directors attended our annual meeting in 2019. However, this year, due to the evolving COVID-19 situation and related guidelines of the CDC and other applicable federal, state and local government agencies, we do not expect our directors and director nominees to attend the Annual Meeting.

Nominees

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Governance Committee to recommend that person as a nominee for director, as of the date of this Proxy Statement.

The Nominating and Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

Biographies of the Directors Whose Terms Expire at the 2020 Annual Meeting and are Nominated for Election at the Annual Meeting

Robert J. Meyer, M.D. Dr. Meyer, age 61, has served as a member of our Board of Directors since March 2018. Dr. Meyer has been a Principal of Drug and Biological Products at Greenleaf Health, a boutique FDA strategic advising company since January 2018.  He is also an Associate Professor of Public Health Sciences at the University of Virginia (UVA), where he was formerly the Director of the Virginia Center for Translational and Regulatory Sciences from 2013 to 2017.  He is a Medical Science Trustee for the United States Pharmacopeia Board (a voluntary position on this non-profit organization) and has served as a Director of Correvio Pharma (formerly Cardiome Pharma), a Vancouver, B.C. pharmaceutical company since August 2015.  Prior to joining the faculty at UVA, Dr. Meyer was Vice President and Head, Global Regulatory Strategy, Policy and Safety at Merck Research Laboratories, joining Merck in October 2007.  Prior to Merck, Dr. Meyer worked for the FDA from 1994 to 2007.  In his last 5 years at the FDA, Dr. Meyer was the Director for the Office of Drug Evaluation II (ODEII) within Center for Drug Evaluation and Research (CDER), with responsibilities for pulmonary and allergy, metabolic and endocrine, and analgesics, anesthetics and rheumatologic drug products. Dr. Meyer also serves on the board of directors of Translate Bio, Inc. and Correvio Pharma Corp. Dr. Meyer holds a B.A. from Lehigh University and an M.D. from the University of Connecticut School of Medicine. Our Board of Directors believes that Dr. Meyer’s expertise and experience within the FDA and the pharmaceutical industry qualifies him to serve on our Board of Directors.

Michael Sherman. Mr. Sherman, age 54, has served as our President and Chief Executive Officer and as a member of our Board of Directors since April 2019. Prior to joining the Company, Mr. Sherman served as the President and Chief Executive Officer of Endocyte, Inc., a biopharmaceutical company focused on developing targeted therapies for the treatment of cancer, from June 2016 until its acquisition by Novartis AG in December 2018. Prior to that, Mr. Sherman served as Endocyte’s Chief Financial Officer from October 2006 to February 2017 and as its Chief Operating Officer from June 2014 to June 2016. From December 1994 to October 2006, Mr. Sherman served in various executive roles, but most recently as Vice President of Finance and Strategic Planning from May 2004 to October 2006, of Guidant Corporation, a cardiovascular device manufacturer acquired by Boston Scientific Corporation in April 2006. Mr. Sherman serves as a director of BioSpecifics Technologies Corp. and on the Indianapolis Children’s Museum Board of Trustees. During the past five years, he also served on the Board of Directors of Mead Johnson Nutrition Company, a pediatric nutrition company. Mr. Sherman holds a B.A. in economics from DePauw University and an M.B.A. from the Amos Tuck School, Dartmouth College. Our Board of Directors believes that Mr. Sherman’s expertise and experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.

Biographies of the Continuing Directors Whose Terms Expire at the 2021 Annual Meeting

Martha J. Demski.  Ms. Demski, age 67, has served as one of our directors since 2005 and as Chair of our Board of Directors since June 2018. From August 2011 to May 2017, Ms. Demski served as Senior Vice President and Chief Financial Officer of Ajinomoto Althea, Inc. (now known as Ajinomoto Bio-Pharma Services), a fully-integrated contract development and manufacturing organization. From July 2008 to December 2010, Ms. Demski served as the Interim Chief Operating Officer and Chief Financial Officer of the Sidney Kimmel Cancer Center (SKCC), a non-profit corporation that was engaged in biomedical research. Previously, Ms. Demski served as Vice President and Chief Financial Officer of Vical Incorporated, a biotech company from December 1988 to June 2004. Ms. Demski currently serves on the board of directors and chairs the audit committee and is a member of the compensation committee of Adamas Pharmaceuticals, Inc., and Equillium, Inc., both publicly-traded biopharmaceutical companies. Prior to 2018, Ms. Demski was a member of the board of Neothetics, Inc. Ms. Demski is a National Association of Corporate Directors Board Governance Fellow. In 2017, she received the Director of the Year in Corporate Governance award by the Corporate Directors Forum. Additionally, Ms. Demski has over 13 years of banking experience with Bank of America. Ms. Demski earned a B.A. from Michigan State University and M.B.A. from The University of Chicago Booth School of Business with concentrations in accounting and finance. Our Board of Directors believes that Ms. Demski’s more than 30 years’ experience in the fields of finance and biotechnology as well as her experience as a member of various boards of directors qualifies her to serve on our Board of Directors.

Edward F. Greissing. Mr. Greissing, age 69, has served as one of our directors since March 2018. Mr. Greissing has served as the Executive Director of the Center for Public Health at the Milken Institute since 2016. Prior to joining the Milken Institute, he served as Senior Vice President, North America Corporate Affairs at Sanofi U.S. for 10 years, where he was responsible for corporate affairs functions and programming for chronic disease prevention and wellness, health innovation, and health and economic policy. In 2003, Mr. Greissing founded Red Line Associates, a consulting firm focused on business, product and political strategy, and educational efforts for healthcare, finance and food services clients. Mr. Greissing began his pharmaceutical career at The Upjohn Company, which merged with Pharmacia Corporation (and then later was acquired by Pfizer). Throughout his career, Mr. Greissing supported multiple product approvals, launches and reimbursement efforts. Prior to joining the pharmaceutical industry, Mr. Greissing served as a Professional Staff Member and Research Assistant for the U.S. Senate Intelligence Committee. Mr. Greissing currently serves on the Board of Trustees of the Children’s Inn at the National Institute of Health. Mr. Greissing earned a B.A. from the College of the Holy Cross and an M.A. from The Catholic University of America. Our Board of Directors believes that Mr. Greissing’s expertise and experience in the biopharmaceutical industry qualifies him to serve on our Board of Directors.

Pratik S. Multani, M.D., age 53, joined the board of directors for Chimerix in February 2020. He currently serves as Chief Medical Officer of ORIC Pharmaceuticals and brings more than 20 years of experience advancing oncology products from the clinic through regulatory approval. Prior to joining ORIC Pharmaceuticals, Dr. Multani served as Chief Medical Officer of Ignyta, which was acquired by Roche in 2017. Before joining Ignyta, Dr. Multani was Chief Medical Officer of Fate Therapeutics, and prior to that held multiple leadership positions at Kalypsys, Kanisa, and Salmedix. Dr. Multani started his biotech career at Biogen Idec, where he was involved with the development of both Zevalin and Rituxan for treatment of Non-Hodgkin Lymphoma. Earlier in his career, Dr. Multani held academic and clinical positions at Harvard Medical School and at Massachusetts General Hospital. His postdoctoral training included a fellowship in hematology and oncology at Dana-Farber Cancer Institute and an internship and residency in internal medicine at Massachusetts General Hospital. Dr. Multani received an M.D. from Harvard Medical School and an M.S. in clinical epidemiology from Harvard School of Public Health. Our Board of Directors believes that Dr. Multani's medical and scientific background and his expertise and experience within the pharmaceutical industry qualifies him to serve on our Board of Directors.

Biographies of the Continuing Directors Whose Terms Expire at the 2022 Annual Meeting

Patrick Machado. Mr. Machado, age 56, has served as one of our directors since June 2014. Mr. Machado currently serves as a director of Adverum Biotechnologies, Inc., Arcus Biosciences, Inc. Principia Biopharma, Inc. and Turning Point Therapeutics, Inc., all of which are public biopharmaceutical companies. From September 2015 to April 2019, Mr. Machado served as a director of Scynexis, Inc. From June 2017 to February 2018, Mr. Machado served as a director of Axovant Sciences, Ltd. and from February 2018 to December 2018, he served as a director of Endocyte, Inc. From August 2016 to January 2018, Mr. Machado served as a director of Inotek Pharmaceuticals Corp. He is a co-founder of Medivation, Inc., a biopharmaceutical company, and served on its Board of Directors from April 2014 to September 2016, when Medivation, Inc. was acquired by Pfizer, Inc. Prior to his retirement in April 2014, Mr. Machado served as Medivation’s Chief Financial Officer since its inception in September 2003 and as its Chief Business Officer since December 2009. From 1998 until 2001, Mr. Machado was employed by ProDuct Health, Inc., a privately-held medical device company, as Vice President, Chief Financial Officer and General Counsel from 1998 to 2000, and as Senior Vice President and Chief Financial Officer from 2000 to 2001. Mr. Machado received a J.D. from Harvard Law School and a B.A. and B.S. in German and Economics, respectively, from Santa Clara University. Our Board of Directors believes that Mr. Machado’s expertise and experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.

Fred A. Middleton. Mr. Middleton, age 70, has served as a member of our Board of Directors since March 2018. Since 1987, Mr. Middleton has served as a Managing Director of Sanderling Ventures, where he has worked for 30 years as an investor, management team member and board member in over 20 new biomedical ventures built in Sanderling’s venture investment portfolios. During his time at Sanderling, Mr. Middleton was a first round investor in Regeneron Pharmaceuticals and served as a board member for 10 years and as the company’s CFO during its initial public offering in 1991. Mr. Middleton recently served as Vice Chairman and Chief Business Officer of Altor Biosciences, where he helped raise over $100 million for clinical trials development and its subsequent acquisition of NantCell, Inc. (now Immunity-Bio). Earlier in his career, from 1978 through 1984, Mr. Middleton served as the third original member of the Genentech management team as its Chief Financial Officer. Mr. Middleton currently serves on the Board of Directors of Viacyte, Inc., Lineagen, Inc., Glycomine, Inc., and TheraVida, Inc., privately-held companies. During the past five years, Mr. Middleton had previously served on the board of Endocyte, Inc., and Stereotaxis, Inc., both of which are publicly-traded biopharmaceutical companies. Mr. Middleton holds a B.S. in chemistry from the Massachusetts Institute of Technology and an MBA with Distinction from the Harvard Business School. Our Board of Directors believes that Mr. Middleton’s expertise and experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.

Catherine L. Gilliss, Ph.D., R.N., FAAN. Dr. Gilliss, age 71, has served as one of our directors since June 2014. Dr. Gilliss serves as the Dean of the University of California, San Francisco School of Nursing following her appointment in September 2017. Dr. Gilliss previously served as Dean and the Helene Fuld Health Trust Professor of Nursing at the Duke University School of Nursing (2004-2014). While on sabbatical (2014-2015), she was a member of the inaugural cohort of fellows in the Stanford University Distinguished Careers Institute. From 1998 until 2004, she served as professor and the Dean at the Yale University School of Nursing. Dr. Gilliss earned her BSN from Duke, her MSN from The Catholic University of America and her PhD from the University of California, San Francisco, where she also completed postdoctoral studies. Our Board of Directors believes that Dr. Gilliss’ expertise and experience in the healthcare and nursing fields qualifies her to serve on our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable Nasdaq listing standards: Ms. Demski, Dr. Gilliss, Mr. Greissing, Mr. Machado, Dr. Meyer, Mr. Middleton, Dr. Multani, and Mr. Renaud. In making this determination, the Board of Directors found that none of these directors had a material or other disqualifying relationship with the Company.

Board Leadership Structure

Our Board of Directors is chaired by Ms. Demski. As a general policy, our Board of Directors believes that separation of the positions of Chair and Chief Executive Officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. As such, Mr. Sherman serves as our Chief Executive Officer while Ms. Demski serves as our Chair of the Board of Directors but is not an officer. We expect and intend the positions of Chairman of the Board of Directors and Chief Executive Officer to continue to be held by separate individuals in the future.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the Board of Directors

Our Board of Directors met ten times during 2019 as well as five times in executive session. Additionally, the Board of Directors acted by written consent two times during 2019. All directors who served in 2019 attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, in each case that were held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

During 2019, the Board of Directors had four committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Strategy Committee. The following table provides membership and meeting information for each of the Board Committees for 2019:

Name	Audit	Compensation(1)	Nominating and Governance	Strategy Committee
James M. Daly		X		X
Martha J. Demski
Edward F. Greissing, Jr.			X*
Patrick Machado		X		X*
Robert J. Meyer, M.D.		X*
Fred A. Middleton	X*			X
Catherine L. Gilliss, Ph.D., R.N., F.A.A.N.	X		X
Michael Sherman
Ronald C. Renaud, Jr.	X
Total meetings in 2019	8	5	5	9

* Committee Chairperson

(1)	Prior to February 5, 2019, Patrick Machado served as chair of our Compensation Committee of the Board of Directors.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Throughout 2019, our Audit Committee consisted of Mr. Middleton, Dr. Gilliss, and Mr. Renaud. As of April 1, 2020, our Audit Committee was reconstituted to consist of Mr. Middleton, Mr. Machado, and Mr. Renaud. Our Board of Directors has determined that each of the members of our Audit Committee satisfies the Nasdaq and SEC independence requirements.

Mr. Middleton serves as the chair of our Audit Committee. Our Board of Directors has determined that Mr. Middleton, Mr. Machado, and Mr. Renaud each qualify as an Audit Committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, our Board has considered Mr. Middleton's, Mr. Machado’s, and Mr. Renaud’s formal education and previous and current experience in financial roles. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•
prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•
reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•
reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•
reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•	reviewing on a periodic basis our investment policy; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

We believe that the composition and functioning of our Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Audit Committee met eight times during 2019. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.chimerix.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2019.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301, Communicating with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Fred Middleton, Committee Chair
Catherine Gilliss
Ronald C. Renaud, Jr.
* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Throughout 2019, our Compensation Committee consisted of Mr. Machado, James Daly, and Dr. Meyer. From January 1, 2019 through February 4, 2019, Mr. Machado served as chair and Dr. Meyer served as chair for the remainder of the year. As of April 1, 2020, our Compensation Committee was reconstituted to consist of Mr. Machado, Mr. Greissing, and Dr. Meyer, with Mr. Machado serving as chair. Our Board of Directors has determined that each of the members of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act), and satisfies the Nasdaq independence requirements.

The functions of this committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;

•	reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the compensation and other terms of employment of our executive officers;

•
reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•
reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•
evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•
reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the type and amount of compensation to be paid or awarded to our non-employee Board members;

•
establishing policies with respect to votes by our stockholders to approve executive compensation to the extent required by Section 14A of the Exchange Act, and to the extent applicable, determining our recommendations regarding the frequency of advisory votes on executive compensation;

•
reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act, as well as applicable Nasdaq rules and regulations;

•
reviewing any conflicts of interest raised by the work of any compensation consultant that had any role in determining or recommending the amount or form of executive or director compensation and how such conflict is being addressed for disclosure in our proxy statements to be filed with the SEC;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•
reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•	reviewing the adequacy of its charter on a periodic basis;

•
to the extent applicable, reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC;

•	preparing the report that the SEC requires in our annual proxy statement; and

•	reviewing and assessing on an annual basis the performance of the Compensation Committee.

We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Compensation Committee met five times during 2019. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.chimerix.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2019.

Nominating and Governance Committee

Throughout 2019, our Nominating and Governance Committee consisted of Dr. Gilliss and Mr. Greissing, with Mr. Greissing serving as Chair. As of April 1, 2020, our Nominating and Governance Committee was reconstituted to consist of Dr. Meyer, Dr. Gilliss, and Dr. Multani, with Dr. Meyer serving as chair. Our Board of Directors has determined that each of the members of this committee satisfies the Nasdaq Global Market independence requirements. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board of Directors;

•	determining the minimum qualifications for service on our Board of Directors;

•	evaluating director performance on the Board and applicable committees of the Board and determining whether continued service on our Board is appropriate;

•	evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors;

•	considering and assessing the independence of members of our Board of Directors;

•
developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to our Board of Directors any changes to such policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise;

•	reviewing the adequacy of its charter on an annual basis; and

•	annually evaluating the performance of the Nominating and Governance Committee.

We believe that the composition and functioning of our Nominating and Governance Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Nominating and Governance Committee believes that candidates for director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Company and level of participation), skills, diversity and expertise appropriate for the Company. In assessing the directors, both individually and collectively, the Nominating and Governance Committee may consider the current needs of our Board of Directors and the Company to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of our Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Nominating and Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our Board of Directors by majority vote.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s annual meeting. Submissions must include (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) a description of the proposed candidate’s business experience for at least the previous five years; (5) the complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director; and (7) any other information required by the Company’s bylaws. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

The Nominating and Governance Committee met five times during 2019. The Nominating and Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.chimerix.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2019.

Strategy Committee

Throughout 2019, our Strategy Committee consisted of Mr. Machado, Mr. Middleton, and Mr. Daly. Mr. Machado serves as the chair of our Strategy Committee. The function of this committee was to assist our Board of Directors in making funding decisions regarding the Company's development programs and evaluating potential strategic alternatives for the Company. Effective as of April 1, 2020, the Strategy Committee was disbanded.

Stockholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Secretary of Chimerix, Inc. at 2505 Meridian Parkway, Suite 100, Durham, NC, 27713. Each communication must set forth: the name and address of the Company stockholder on whose behalf the communication is sent and the number of Company shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board of Directors or such director. Communications determined by the Company’s Secretary to be appropriate for presentation to the Board of Directors or such director will be submitted to the Board of Directors or such director on a periodic basis.

Code of Ethics

The Company has adopted the Chimerix Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.chimerix.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal year 2019.

Prohibition of Speculative Trading
The Company has adopted an Insider Trading Policy that provides, among other things, that no officer, director, other employee or consultant of the Company may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company’s stock at any time. In addition, under the terms of the Insider Trading Policy, no officer, director, other employee or consultant of the Company may margin, or make any offer to margin, any of the Company’s stock, including without limitation, borrowing against such stock, at any time.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2020 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company’s financial statements since 2008.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company by Ernst & Young for the fiscal years ended December 31, 2019 and 2018. All fees described below were pre-approved by the Audit Committee.

	Year Ended December 31,
	2019	2018
	(in thousands)
Audit Fees(1)	$424	$493
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$424	$493

(1)
Audit fees consist of fees billed for professional services by Ernst & Young LLP for audit and quarterly review of our financial statements, review of our registration statements on Form S-3, and related services.

In connection with the audit of the 2019 and 2018 financial statements, the Company entered into an engagement agreement with Ernst & Young which sets forth the terms by which Ernst & Young would perform audit services for the Company.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to a specified amount. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services has been non-exclusively delegated to the Chair of the Audit Committee, who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting, provided that the Chair of the Audit Committee is not able to pre-approve any service resulting in fees greater than $50,000.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The section titled "Executive Compensation", which appears later in this Proxy Statement, describes our executive compensation program and the compensation decisions that the Compensation Committee and our Board of Directors made in 2019 with respect to the compensation of our named executive officers. As required pursuant to Section 14A of the Securities Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

As we describe below in the section titled "Executive Compensation", our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category are intended to support our long-range plans.

You are urged to read the section of this Proxy Statement titled "Executive Compensation", which discusses in detail how our compensation policies and procedures implement our compensation philosophy. Although the vote you are being asked to cast is non-binding, we value the views of our stockholders, and the Compensation Committee and our Board of Directors will consider the outcome of the vote when making future compensation decisions for our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers:

Name	Age	Position(s)
Michael Sherman	54	President and Chief Executive Officer
Michael Andriole	47	Chief Business and Financial Officer

Michael Sherman.  Please see Mr. Sherman’s biography included in the director section above.

Michael Andriole. Mr. Andriole has served as our Chief Business Officer since April 2019 and Chief Financial Officer since May 2019. Prior to joining the Company, Mr. Andriole served as the Chief Financial Officer of Endocyte, a biopharmaceutical company focused on developing targeted therapies for the treatment of cancer, from February 2017 until its acquisition by Novartis AG in December 2018. From June 2001 to February 2017, Mr. Andriole served in various executive roles at Eli Lilly and Company, a large pharmaceutical company that develops, manufactures and markets pharmaceutical products on a global basis, and most recently as Vice President, Corporate Business Development from December 2014 to February 2017. Previous roles included Director, European Development and Strategic Planning and Director, Corporate Finance and Investment Banking. Mr. Andriole holds a B.S. in Finance from Xavier University’s Williams College of Business and an M.B.A. from Kelley School of Business, Indiana University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 10, 2020 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.

The percentage ownership information shown in the table is based upon 61,930,339 shares of common stock outstanding as of April 10, 2020. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before June 9, 2020, which is 60 days after April 10, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Chimerix, Inc., 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or greater stockholders
Cantex Pharmaceuticals, Inc.(1) 1792 Bell Tower Lane, Weston, FL 33326	10,000,000	16.2%
BlackRock, Inc., and its affiliated entities(2) 55 East 52nd Street, New York, NY 10055	3,922,938	6.3%
Sanderling Venture Partners V, L.P., and its affiliated entities(3) 400 South El Camino Real, Suite 1200 San Mateo, CA 94402	3,311,400	5.3%

Directors and named executive officers
Fred A. Middleton(4)	3,571,923	5.8%
M. Michelle Berrey, M.D., M.P.H.(5)	1,765,507	2.8%
Timothy W. Trost, C.P.A.(6)	727,520	1.2%
W. Garrett Nichols, M.D., M.S.(7)	687,866	1.1%
Michael A. Alrutz, J.D., Ph.D.(8)	556,584	*
Michael Sherman(9)	524,976	*
Michael Andriole(10)	311,604	*
Martha J. Demski(11)	146,389	*
Patrick Machado(12)	116,250	*
James M. Daly(13)	106,250	*
Catherine L. Gilliss, Ph.D., R.N., F.A.A.N.(14)	106,250	*
Ronald C. Renaud, Jr. (15)	97,250	*
Robert J. Meyer, M.D.(16)	73,000	*
Edward F. Greissing, Jr.(17)	63,000	*

All current executive officers and directors as a group (10 persons)(18)	5,698,508	9.0%
* Represents beneficial ownership of less than one percent.

(1)	Includes 10,000,000 shares of common stock held by Cantex Pharmaceuticals, Inc. pursuant to an exclusive worldwide license agreement between Cantex Pharmaceuticals, Inc. and the Company.

(2)
Based on information set forth in a Schedule 13 G/A filed with the SEC on February 4, 2020 by BlackRock, Inc. reporting sole power to vote or direct the vote over 3,805,174 shares of common stock and the sole power to dispose or to direct the disposition of 3,922,938 shares of common stock.

(3)
Includes 829,046 shares of common stock held by Sanderling Venture Partners V, L.P., 233,134 shares of common stock held by Sanderling V Biomedical, L.P., 155,143 shares of common stock held by Sanderling V Limited Partnership, 138,046 shares of common stock held by Sanderling V Beteiligungs GmbH & Co. KG, 199,853 shares of common stock held by Sanderling V Biomedical Co-Investment Fund, L.P., 329,682 shares of common stock held by Sanderling Venture Partners V Co-

Investment Fund, L.P., 891,189 shares of common stock held by Sanderling V Strategic Exit Fund, L.P. (collectively, the Sanderling V Shares), 498,046 shares of common stock held by Sanderling Venture Partners VI Co-Investment Fund, L.P., 15,431 shares of common stock held by Sanderling VI Beteiligungs GmbH & Co. KG, 18,384 shares of common stock held by Sanderling VI Limited Partnership (collectively, the Sanderling VI Shares) and 3,446 shares of common stock held by Middleton-McNeil Retirement Trust. Timothy J. Wollaeger, Fred A. Middleton, Robert G. McNeil and Timothy C. Mills share voting and investment power with respect to the Sanderling V Shares. Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger share voting and investment power with respect to the Sanderling VI Shares. Fred A. Middleton and Robert G. McNeil share voting and investment power with respect to the shares held by the Middleton-McNeil Retirement Trust. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein. The address for this stockholder is 400 S. El Camino Real, Suite 1200, San Mateo, CA 94402.

(4)
Includes 829,046 shares of common stock held by Sanderling Venture Partners V, L.P., 233,134 shares of common stock held by Sanderling V Biomedical, L.P., 155,143 shares of common stock held by Sanderling V Limited Partnership, 138,046 shares of common stock held by Sanderling V Beteiligungs GmbH & Co. KG, 199,853 shares of common stock held by Sanderling V Biomedical Co-Investment Fund, L.P., 329,682 shares of common stock held by Sanderling Venture Partners V Co-Investment Fund, L.P., 891,189 shares of common stock held by Sanderling V Strategic Exit Fund, L.P. (collectively, the Sanderling V Shares), 498,046 shares of common stock held by Sanderling Venture Partners VI Co-Investment Fund, L.P., 15,431 shares of common stock held by Sanderling VI Beteiligungs GmbH & Co. KG, 18,384 shares of common stock held by Sanderling VI Limited Partnership (collectively, the Sanderling VI Shares), 3,446 shares of common stock held by Middleton-McNeil Retirement Trust, 197,523 shares of common stock held by Mr. Middleton and 63,000 shares which Mr. Middleton has the right to acquire from us within 60 days of April 10, 2020 pursuant to the exercise of stock options. Mr. Middleton, one of our directors, Timothy J. Wollaeger, Robert G. McNeil and Timothy C. Mills share voting and investment power with respect to the Sanderling V Shares. Robert G. McNeil, Timothy C. Mills, Timothy J. Wollaeger and Mr. Middleton share voting and investment power with respect to the Sanderling VI Shares. Robert G. McNeil and Mr. Middleton share voting and investment power with respect to the shares held by the Middleton-McNeil Retirement Trust. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein. The address for this stockholder is 400 S. El Camino Real, Suite 1200, San Mateo, CA 94402.

(5)
Includes 413,583 shares held by Dr. Berrey of which 99,685 shares are held by the M. Michelle Berrey Revocable Trust u/a 12/30/08, and 1,351,924 shares which Dr. Berrey has the right to acquire from us within 60 days of April 10, 2020 pursuant to the exercise of stock options.

(6)	Includes 177,679 shares held by Mr. Trost, and 549,841 shares which Mr. Trost has the right to acquire from us within 60 days of April 10, 2020 pursuant to the exercise of stock options.

(7)	Includes 177,907 shares held by Dr. Nichols and 509,959 shares which Dr. Nichols has the right to acquire from us within 60 days of April 10, 2020 pursuant to the exercise of stock options.

(8)	Includes 115,807 shares held by Dr. Alrutz and 440,777 shares which Dr. Alrutz has the right to acquire from us within 60 days of April 10, 2020 pursuant to the exercise of stock options.

(9)
Includes 107,685 shares held by Mr. Sherman of which 102,995 shares are held by Sherman Investors, LLC, and 417,291 shares which Mr. Sherman has the right to acquire from us within 60 days of April 10, 2020 pursuant to the exercise of stock options.

(10)	Includes 149,729 shares held by Mr. Andriole and 161,875 shares which Mr. Andriole has the right to acquire from us within 60 days of April 10, 2020 pursuant to the exercise of stock options.

(11)
Includes 37,013 shares held by the Martha J. Demski Trust u/d/t 10/01/94, and 109,376 shares which Ms. Demski has the right to acquire from us within 60 days of April 10, 2020 pursuant to the exercise of stock options.

(12)	Includes 10,000 shares held by Mr. Machado and 106,250 shares which Mr. Machado has the right to acquire from us within 60 days of April 10, 2020 pursuant to the exercise of stock options.

(13)	Includes 106,250 shares which Mr. Daly has the right to acquire from us within 60 days of April 10, 2020 pursuant to the exercise of stock options.

(14)	Includes 106,250 shares which Dr. Gilliss has the right to acquire from us within 60 days of April 10, 2020 pursuant to the exercise of stock options.

(15)	Includes 97,250 shares which Mr. Renaud has the right to acquire from us within 60 days of April 10, 2020 pursuant to the exercise of stock options.

(16)	Includes 10,000 shares held by Dr. Meyer and 63,000 shares which Dr. Meyer has the right to acquire from us within 60 days of April 10, 2020 pursuant to the exercise of stock options.

(17)	Includes 63,000 shares which Mr. Greissing has the right to acquire from us within 60 days of April 10, 2020 pursuant to the exercise of stock options.

(18)
Includes 4,001,257 shares held by all current executive officers and directors as a group, and 1,697,251 shares that all current executive officers and directors as a group have the right to acquire from us within 60 days of April 10, 2020 pursuant to the exercise of stock options.

EXECUTIVE AND DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION

The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities and Exchange Act of 1934, and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow the Company to provide less detail about its executive compensation program, the Compensation Committee is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe the 2019 executive compensation program for our named executive officers.

Named Executive Officers. Our named executive officers (NEOs) for the year ended December 31, 2019 are the following individuals:

•	Michael Sherman, M.B.A., our President and Chief Executive Officer;

•	Michael Andriole, M.B.A., our Chief Business Officer and Chief Financial Officer;

•	W. Garrett Nichols, M.D., M.S., our former Chief Medical Officer;

•	Michael A. Alrutz, J.D., Ph. D., our Senior Vice President, General Counsel and Corporate Secretary;

•	M. Michelle Berrey, M.D., M.P.H., our former President and Chief Executive Officer; and

•	Timothy W. Trost, C.P.A., our former Senior Vice President, Chief Financial Officer and Corporate Secretary.

Leadership Transitions

In February 2019, Dr. Berrey ceased serving as our President and Chief Executive Officer (CEO). Following Dr. Berrey’s departure, our Board of Directors created a new position of the Office of the CEO and appointed Dr. Nichols, Mr. Trost and Dr. Alrutz to serve as members of such Office of the CEO, with Dr. Alrutz serving as the Company’s principal executive officer during such time, until a new CEO was identified. In April 2019, Mr. Sherman joined as our CEO, and Dr. Nichols, Mr. Trost and Dr. Alrutz ceased serving in their roles as members of the Office of the CEO and Dr. Alrutz ceased serving as our principal executive officer. References in the Executive Compensation section of this Proxy Statement to our CEO refer to Dr. Berrey, prior to February 5, 2019, the date of Dr. Berrey’s cessation of service, and Mr. Sherman on and after April 8, 2019, the date Mr. Sherman commenced as our CEO. Also, in April 2019, Mr. Andriole joined as our Chief Business Officer. In June 2019, Mr. Trost ceased serving as our Senior Vice President, Chief Financial Officer and Corporate Secretary and Mr. Andriole took on the additional role of our Chief Financial Officer. Information regarding the compensation associated with these transitions and our newly appointed NEOs appears in the narrative that follows the Summary Compensation Table. On March 18, 2020, Dr. Nichols notified us of his intention to resign as Chief Medical Officer of the Company, which resignation was effective as of April 7, 2020.

Executive Summary

2019 Business Highlights

In addition to the leadership changes outlined above, the Company navigated several important changes in 2019:

•	Discontinued the development of brincidofovir (BCV) in commercial indications, including the termination of clinical programs related to the use of BCV for the treatment of adenovirus (AdV);

•	Undertook a reduction to our workforce as a consequence of discontinuing development programs for BCV in AdV;

•	Focused resource and effort on development of BCV for the treatment of smallpox;

•	Conducted a comprehensive review of external assets for acquisition or licensing that culminated with the in-licensing of DSTAT (CX-01) from Cantex Pharmaceuticals; and

•	Initiated the development of DSTAT for the treatment of acute myeloid leukemia (AML).

2019 Compensation Actions

•
We achieved 108% of our corporate goals for 2019 and paid performance-based bonuses at 108% of target to our named executive officers who continued with us through the end of 2019, which amounts were pro-rated for our named executive officers who joined our Company during 2019. We did not pay any bonuses to our named executive officers who departed during 2019.

•
We granted equity awards in the form of stock options to our named executive officers to incentivize and reward for stockholder value creation. We also granted restricted stock unit awards to retain certain of our named executive officers during our leadership transition and shift in business strategy.

•
We structured 80% of our CEO, Mr. Sherman’s target compensation and 69% of the average of the other continuing named executive officers’ (Mr. Andriole, Dr. Alrutz and Dr. Nichols) target compensation as variable or at-risk pay, consisting of annual performance bonus and equity awards. “Target compensation” consists of base salary, target performance bonus opportunity and equity awards granted in 2019.

In the normal course of their activities, the Compensation Committee examines market data related to pay mix. In comparison to the Company mix for both our CEO and NEOs above our focus on long-term pay is greater than our market peers, where long-term pay of our market peers represents 66% of CEO pay mix and 54% for NEO pay mix, respectively.

CEO’s Realizable Compensation
The Compensation Committee believes that given the heavily-weighted pay-for-performance structure of our executive compensation program, realizable pay is an important measure to review in analyzing the alignment between our compensation and our business/stock price performance. Compensation that is actually realizable by our CEO helps our Board of Directors and investors understand the sensitivity of our compensation to our actual financial and stock performance.

The chart below shows our indexed total stockholder return (TSR) over the past three years, with both the total reported compensation of our CEO (Mr. Sherman for 2019 and Dr. Berrey for 2018 and 2017) as well as the CEO’s “realizable” pay, which reflects base salary and annual performance-bonus earned and values equity awards using their intrinsic value as of the end of the applicable year (whether or not vested and exercisable). Intrinsic value is the number of shares subject to an outstanding equity award, multiplied by the stock price at the end of the year and, in the case of stock options, reduced by the exercise price required to purchase such shares. Intrinsic value differs from the value reported in the Summary Compensation Table, in that intrinsic value represents the value that could be received by the award recipient, whereas the value as required to be reported in the Summary Compensation Table represents the grant date fair value for accounting purposes, regardless of subsequent events affecting the share price. Indexed TSR is the return associated with a hypothetical $100 investment in our stock at the beginning of the relevant period.

As shown in the chart, for 2019, realizable pay at the end of the year was significantly less than (roughly 27% the value of) reported pay; at the same time, our TSR decreased. Reported pay for 2019 is higher than reported pay for 2018 and for 2017 as a result of the compensation paid to our new CEO who joined during 2019, of which more than 70% consisted of the new hire CEO equity award which the Compensation Committee considered necessary and appropriate to recruit and retain our CEO over the long-term. Our CEO’s 2019 realizable pay is much lower than 2019 reported pay, due to the CEO’s new hire stock option, which did not have any realizable value at the end of the year as a result of the general decrease in our stock price during 2019 after the date of grant, thus aligning our CEO’s equity opportunity with the performance of our stock price. Our CEO’s new hire stock option remains underwater as of the record date.

Our CEO’s realizable compensation generally compares favorably with that of our 2019 peer companies as our TSR performance, relative to our peer companies, exceeds realizable pay percentile over the past three-year period.

3-Year CEO Realizable Pay Rank versus Total Stockholder Return Rank[1]
Total Stockholder Return Percentile
100%
75%
50%
25%
0%
Realizable Pay Percentile
0%
25%
50%
75%
100%
Lower Pay for Higher Performance
Pay Aligned with Performance
Higher Pay for Lower Performance
CBAY
CCXI
CNCE
SPRO
ACRX
AKBA
BCRX
CMRX
ARDX
CDTX
CFRX
MCRB
CLSD
PRTK
NVAX
TRVN
TTPH
Named Peer Group
CMRX

Our Executive Compensation Practices

What We Do	What We Don’t Do
Pay for performance - structure a substantial portion of pay to be “at risk” and based on Company performance	No excise tax or other gross ups
Bonuses are dependent on meeting corporate objectives and include a reasonable cap	No single trigger change in control benefits
Maintain a clawback policy	No fringe benefits or perquisites that are not available to all employees
Seek and value stockholder feedback on compensation practices	No hedging or pledging of Company stock
Retain independent compensation consultant	No guaranteed bonuses or base salary increases

Oversight of Executive Compensation
The Compensation Committee is comprised of independent, non-employee members of the Board of Directors and is responsible for evaluating and determining the compensation paid to the named executive officers. The Compensation Committee retains an independent compensation consultant to assist the Compensation Committee in making executive compensation decisions. In 2019, our Compensation Committee engaged Radford, which is part of the Rewards Solutions practice at Aon plc (Radford). In making 2019 compensation decisions, the Compensation Committee reviewed market data for each named executive officer’s position, compiled by Radford, from the following peer group of companies for 2019:

AcelRx Pharmaceuticals	ContraFect
Achaogen	Cymabay Therapeutics
Akebia Therapeutics	Immune Design
Ardelyx	Liquidia Technologies
Asterias Biotherapeutics	Novavax
BioCryst Pharmaceuticals	Paratek Pharmaceuticals
ChemoCentryx	Seres Therapeutics
Cidara Therapeutics	Spero Therapeutics
Clearside Biomedical	Tetraphase Pharmaceuticals
Concert Pharmaceuticals	Trevena
The 2019 peer group was recommended by Radford and selected based on the following parameters: operating in the biopharmaceutical industry, with lead development programs in either Phase 3 or early new drug application (NDA), with preference given to companies with an infectious disease therapeutics focus, our main area of focus at that time, with market capitalizations and headcounts generally from one-third to three times Chimerix’ market capitalization and headcount.

Summary Compensation Table

The following table shows the total compensation earned by the named executive officers in 2019 and 2018, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael A. Sherman, President and Chief Executive Officer(4)	2019	438,636	__	__	1,937,530	267,300	1,165	2,644,631
Michael T. Andriole, Chief Business and Financial Officer(5)	2019	292,424	__	__	775,012	130,000	9,165	1,206,601
Michael A. Alrutz, J.D., Ph.D., Sr. Vice President, General Counsel(6)	2019	469,350(7)	__	233,000(7)	316,309	139,600	10,553	1,168,812
M. Michelle Berrey, M.D., M.P.H., Former President and Chief Executive Officer(8)	2019 2018	54,423 557,971	__ __	__ __	770,609(9) 1,365,911	__ 69,746	951,065(10) 9,978	1,776,097 2,003,606
Timothy W. Trost, C.P.A., Former Senior Vice President, Chief Financial Officer and Corporate Secretary(11)	2019 2018	264,294(7) 382,819	__ __	233,000(7) __	397,535(9) 483,927	__ 33,497	452,255(12) 9,978	1,347,084 910,221
W. Garrett Nichols, M.D., M.S., Former Chief Medical Officer	2019 2018	553,103(7) 439,906	__ __	534,250(7)(13) __	359,492 506,978	196,000 43,991	10,553 9,978	1,653,398 1,000,853

(1)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards and RSUs granted during the respective year, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 5 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts do not reflect the actual economic value that will be realized by the named executive officer on the vesting of the stock options or RSUs, the exercise of the stock options, or the sale of the common stock underlying such stock options and RSUs.

(2)
Amounts in this column represent annual performance-based bonuses earned for the respective fiscal year. Each of the 2019 and 2018 performance-based bonuses shown above was paid in cash to each executive in early 2020 and 2019, respectively.

(3)
Amounts in this column represent term life insurance, long-term disability insurance, short-term disability insurance and accidental death and dismemberment insurance premiums, and matching 401(k) contributions of the first 3% (to a maximum of $8,400) of the named executive officer’s salary are paid by us on behalf of the named executive officers. All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees. For more information regarding these benefits, see below under “Narrative Disclosure to Summary Compensation Table- Other Compensation.” Amounts in this column for Dr. Berrey and Mr. Trost also include severance compensation.

(4)
Mr. Sherman commenced employment with us as our President and CEO on April 8, 2019 with an annual base salary of $600,000. The base salary amounts for Mr. Sherman above reflects the salary earned during 2019 from Mr. Sherman’s hire date through December 31, 2019. Mr. Sherman's non-equity incentive plan compensation for 2019 was similarly pro-rated relative to his partial year of service to the Company in 2019. Compensation for fiscal year 2018 is not reported because he was not a named executive officer during that year.

(5)
Mr. Andriole commenced employment with us as our Chief Business Officer on April 8, 2019 with an annual salary of $400,000. The base salary amounts for Mr. Andriole above reflects the salary earned during 2019 from Mr. Andriole’s hire date through December 31, 2019. Mr. Andriole's non-equity incentive plan compensation for 2019 was similarly pro-rated relative to his partial year of service to the Company in 2019. In June 2019, Mr. Andriole was appointed by the board as Chief Financial Officer. Compensation for fiscal year 2018 is not reported because he was not a named executive officer during that year.

(6)
Dr. Alrutz served as a member of the Office of the CEO and as the Company’s principal executive officer upon Dr. Berrey’s resignation in February 2019 thru April 2019. Compensation for fiscal year 2018 is not reported because he was not a named executive officer during that year.

(7)
In addition to annual base salary, each member of the Office of the CEO received a cash stipend of $50,000 per quarter of such service, as compensation to serve in this capacity, in total receiving $100,000, which is included in the “Salary” column for each member of the Office of the CEO during 2019. In addition, each member of the Office of the CEO received 100,000 RSU’s in 2019 to serve in this capacity which are reflected in the “Stock Awards” column above for 2019.

(8)	Dr. Berrey resigned as our President and CEO effective February 5, 2019.

(9)
Includes the incremental fair value, calculated in accordance with ASC 718, incurred of certain outstanding option awards that were modified in connection with the severance arrangements for both Dr. Berrey and Mr. Trost. The incremental fair value resulting from the modification of Dr. Berrey’s options totaled $51,357. The incremental fair value resulting from the modification of Mr. Trost’s options totaled $81,223.

(10)
Amounts shown include Dr. Berrey’s full severance payment ($862,065) which will be paid over 18 months following her separation date. Dr. Berrey received an aggregate of $502,871 of such severance in 2019 and she will receive the remaining $359,194 in 2020, subject to her continued compliance with certain post-termination covenants. Amounts shown also includes a lump sum payment to Dr. Berrey for her vacation pay-out ($34,676) and 18 months of the 2019 and 2020 COBRA payments ($52,032).

(11)	Mr. Trost resigned as our Chief Financial Officer effective May 31, 2019.

(12)
Amounts shown include Mr. Trost’s full severance payment ($394,304) which will be paid over 12 months following his separation date. Mr. Trost received an aggregate of $230,011 of such severance in 2019 and he will receive the remaining $164,293 in 2020, subject to his continued compliance with certain post-termination covenants. Amounts shown also include a lump sum payment to Mr. Trost for his vacation pay-out ($21,475) and 12 months of the 2019 and 2020 COBRA payments ($28,145).

(13)
In January 2019, Dr. Nichols received a retention award of 125,000 RSU’s. These RSUs vest in installments with 25,000 shares vesting every six months from the date of grant with a final tranche of 50,000 RSUs that are scheduled to vest in January 2021. On March 18, 2020, Dr. Nichols notified the Company of his intention to resign as Chief Medical Officer, effective as of April 7, 2020. Dr. Nichols will continue to vest in his previously granted equity awards until the expiration of his consulting agreement with the Company on July 7, 2020, unless terminated earlier.

Narrative Disclosure to Summary Compensation Table

The three principal components of our executive compensation program for our named executive officers in 2019 were base salary, annual performance-based bonus and long-term incentive equity compensation. We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. In line with our pay for performance philosophy, we structured a significant portion of our named executive officers’ 2019 compensation to be variable, at risk and tied directly to our measurable performance in the form of performance-based bonuses and long-term incentives, as further described above under “Executive Summary”.

Base Salary
Base salary provides financial stability and security to our named executive officers through a fixed amount of cash for performing job responsibilities. Each of the named executive officers’ 2019 annual base salary rates are listed in the table below which, for the named executive officers employed in 2018, reflected a 3% increase from 2018 base salaries to account for general market increases as recommended by Radford according to market data.

Named Executive Officer	2019 Base Salary
Michael Sherman, M.B.A.	$600,000
Michael Andriole, M.B.A.	$400,000
W. Garrett Nichols, M.D., M.S.	$453,103
Michael A. Alrutz, J.D., Ph.D.	$369,350
M. Michelle Berrey, M.D., M.P.H.	$574,710
Timothy W. Trost, C.P.A.	$394,304

In addition to the base salary described below, each of Dr. Nichols, Mr. Trost and Dr. Alrutz received additional cash compensation in the amount of $50,000 for each quarter in which they served as the members of the Office of the CEO. These payments are reflected in the Salary column of the Summary Compensation Table above.

Annual Performance-Based Bonuses

Each of our named executive officers were eligible to receive performance bonuses based entirely on our achievement of corporate objectives established by the Board of Directors for 2019. The actual performance-based bonus paid, if any, is calculated by multiplying the executive’s annual base salary, target bonus percentage, and the percentage attainment of the corporate goals for 2019, provided that, regardless of significant over-performance, the maximum bonus any individual named executive officer could earn under our performance-based bonus program was 200% the amount of their target bonus. For 2019, the target bonus percentages for Mr. Sherman, Mr. Andriole, Dr. Nichols and Dr. Alrutz were 55%, 40%, 40% and 35% of base salary, respectively. Neither Dr. Berrey nor Mr. Trost was eligible to receive a 2019 bonus as a result of ceasing service with us.

The corporate objectives for 2019 on which our named executive officer performance bonuses were based, along with the relative weight of each objective and actual achievement, are reflected in the table below. We approved these goals in the context of the changes to our leadership and our business strategy, which included refocusing our financial resources on the continued development of BCV for smallpox and evaluating external opportunities to build our pipeline of product candidates.

Objective		Weighting	Achievement (% of target)
1	Execute smallpox program	40%	110%
2	In-license/acquire promising new lead asset	40%	110%
3	Conserve capital	20%	100%
	Total	100%	108%

The Compensation Committee determined that we had achieved our corporate objectives for 2019 as reflected in the table above, based on the following specific achievements:

Objective 1 - In 2019, the Company successfully completed pivotal efficacy studies in the two required animal models and collected critical pharmacokinetic (PK) data necessary to support submission of a New Drug Application (NDA) to the FDA. Specifically, during 2019, the Company reported statistically significant and clinically meaningful reductions in mortality from GLP mousepox and rabbitpox studies. In the course of generating the PK and dose-bridging data in support of the NDA, the Company addressed numerous significant technical challenges unique to these animal models. A key initiative during 2019 was to increase alignment among both BARDA and the FDA with regards to the Company’s direction of the smallpox program. By year end, the Company was well positioned to begin preparations in support of an NDA filing which is currently targeted for mid-2020.
Objective 2 - In August 2019, the Company in-licensed DSTAT from Cantex Pharmaceuticals for the treatment of first line AML. In a randomized Phase 2 clinical trial in AML, DSTAT showed compelling data in event free and overall survival. The Company plans to initiate a Phase 3 clinical trial of DSTAT for the treatment of AML in mid-2020.
Objective 3 - Personnel reductions were initiated across our entire organization in connection with termination of the development of BCV for adenovirus and for the preservation of capital to maximize future investment in clinical development. The Company ended the year with $113.5 million in cash to fund operations and no debt. Significantly, the overall quarterly operating expenses for the fourth quarter of 2019 were reduced by approximately 50% as compared to the first quarter of 2019.

Based on our overall corporate objective achievement, the Compensation Committee awarded each of our named executive officers who were serving at the end of 2019, 108% of their target bonuses for 2019, as reflected in the Summary Compensation Table. Mr. Sherman’s and Mr. Andriole’s bonus payments were prorated for the period of time they were employed with us in 2019.

Equity-Based Incentive Awards

Equity opportunities are generally reviewed and determined annually at the beginning of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement. Individual grants are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by our independent compensation consultant. In January 2019, the Compensation Committee approved the following annual stock option grants for our named executive officers serving at such time. These stock options vest monthly over a four-year period and have an exercise price of $2.41 per share, the price of our stock on the grant date:

Named Executive Officer	Stock Option Grant (# shares)
W. Garrett Nichols, M.D., M.S.	200,000
Michael A. Alrutz, J.D., Ph.D.	176,000
M. Michelle Berrey, M.D., M.P.H.	400,000
Timothy W. Trost, C.P.A.	176,000

In addition to annual grants of stock options made as outlined above, several grants of awards took place during 2019. In January 2019, to secure the services of key employees during a period of uncertainty for the Company, the Compensation Committee awarded Dr. Nichols 125,000 RSUs in tandem with his annual option award described above. These RSUs vest in installments with 25,000 shares vesting every six months from the date of grant with a final tranche of 50,000 RSUs that are scheduled to vest in January 2021. On March 18, 2020, Dr. Nichols informed the Company of his intention to resign as Chief Medical Officer, effective as of April 7, 2020. Dr. Nichols will continue to vest in his previously granted equity awards until the expiration of his consulting agreement with the Company on July 7, 2020, unless terminated earlier. In February 2019, in connection with their appointment to the Office of the CEO, each Dr. Nichols, Mr. Trost and Dr. Alrutz received 100,000 RSUs which were intended to retain and incentivize each individual in this critical role for our Company. These RSUs were fully vested as of December 31, 2019.
In April 2019, Mr. Sherman received an initial stock option grant of 1,250,000 shares of our common stock in connection with joining the Company. Mr. Sherman’s options vest 25% on the first anniversary of the date of grant and subsequently vest in equal monthly installments over the following three years. In April 2019, Mr. Andriole received an initial stock option grant of 500,000 shares of our common stock in connection with joining the Company. Mr. Andriole’s options vest 25% on the first anniversary of the date of grant and subsequently vest in equal monthly installments over the following three years.

Other Compensation

All of our executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We maintain a defined contribution employee retirement plan (“401(k) plan”) for our employees and our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute up to the lesser of 90% of his or her compensation or the statutory limit, which was $19,000 for calendar year 2019. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2019 could have been up to an additional $6,000 above the statutory limit. During 2019, we matched 100% of the first 3% of employee contributions, up to a maximum of $8,400) to the 401(k) plan. Participant and employer contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

We generally do not provide perquisites or personal benefits to our executive officers. We do, however, pay the premiums for term life insurance and long-term disability for all of our employees, including our named executive officers. None of our executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Board of Directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

None of our executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Board of Directors may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.
Clawbacks
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.
Additionally, we voluntarily adopted and maintain an incentive compensation recoupment, or “clawback”, policy, ahead of final guidance by the SEC regarding the claw back rules that will be required under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under our clawback policy, in the event of a financial statement restatement resulting in financial figures upon which incentive compensation (equity compensation or cash compensation) was previously calculated and paid to our executive officers were in error due to material noncompliance with any financial reporting requirement under federal securities laws, the Board of Directors may seek to recover incentive compensation that was paid or vested during the three-year period preceding the restatement obligation as noted above, which would not have been made to such executive officer based upon the restated financial results. Additionally, we intend to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and will modify our clawback policy to the extent required by law as soon as, and to the extent that, the requirements of such clawbacks are finalized by the SEC.

Agreements with our Named Executive Officers

Offer Letter Agreements

We do not have employment agreements with any of our named executive officers; however, we have entered into offer letter agreements with each of our executive officers in connection with their initial commencement of employment with us. The offer letters describe the initial terms of employment, summarized below. From time to time we may offer relocation benefits or special signing bonuses to our executive officers when we determine necessary. The terms of the offer letters with each of our named executive officers are summarized below. Each of our named executive officers’ employment is at-will.

Mr. Sherman. In April 2019, we entered into an offer letter agreement with Mr. Sherman setting forth the terms of his employment, which included an initial base salary of $600,000 (which has subsequently been increased), an initial annual target bonus percentage of 55%, an initial stock option grant of 1,250,000 shares of our common stock and eligibility to participate in the Company’s Officer Severance Benefit Plan (as discussed below).

Mr. Andriole. In April 2019, we entered into an offer letter agreement with Mr. Andriole setting forth the terms of his employment, which included an initial base salary of $400,000 (which has subsequently been increased), an initial annual target bonus percentage of 40%, an initial stock option grant of 500,000 shares of our common stock and eligibility to participate in the Company’s Officer Severance Benefit Plan.

Dr. Nichols. In August 2014, we entered into an offer letter agreement with Dr. Nichols setting forth the terms of his employment, which included an initial base salary subject to adjustment (which has subsequently been increased), an initial annual target bonus percentage of 35% (which has subsequently been increased) and an initial stock option grant of 90,000 shares of our common stock.

Dr. Alrutz. In May 2012, we entered into an offer letter agreement with Dr. Alrutz setting forth the terms of his employment, which included an initial base salary subject to adjustment (which has subsequently been increased), an initial annual target bonus percentage of 15% (which has subsequently been increased) and an initial stock option grant of 50,000 shares of our common stock.

Dr. Berrey. In November 2012, we entered into an offer letter agreement with Dr. Berrey setting forth the terms of her employment, which included an initial base salary subject to adjustment (which has subsequently been increased), and an initial stock option grant of 176,056 shares of our common stock. We entered into severance agreement with Dr. Berrey in connection with her departure in February 2019. A description of Dr. Berrey’s severance agreement is included below under the heading “Potential Payments upon Termination or Change in Control.”

Mr. Trost. In March 2011, we entered into an offer letter agreement with Mr. Trost setting forth the terms of his employment, which included an initial base salary subject to adjustment (which has subsequently been increased), and an initial stock option grant of 169,014 shares of our common stock. We entered into a severance agreement with Mr. Trost in connection with his departure in June 2019. A description of Mr. Trost’s severance agreement is included below under the heading “Potential Payments upon Termination or Change in Control.”

Potential Payments upon Termination or Change in Control

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay. Each of our named executive officers holds equity awards under our equity incentive plans that were granted subject to our form of equity award agreements. A description of the termination and change in control provisions in such equity incentive plans and form of equity award agreements is provided below under “Equity Compensation Arrangements.”

Severance Plan. Our Officer Severance Benefit Plan, or the severance plan, was originally adopted in February 2013 and most recently amended in September 2018 (to extend the termination date to December 2021). Under the severance plan, our officers, including Mr. Sherman, our named executive officers (and with respect to Dr. Berrey, Mr. Trost, and Dr. Nichols, prior to such officer’s departure from the Company), are eligible to receive severance benefits upon a covered termination either alone or within the thirty days prior to or thirteen months following a change in control transaction (which generally has the same meaning as set forth in our 2013 plan described below under “Equity Compensation Arrangements”). A covered termination means the officer’s termination without cause or resignation with good reason (including resignation due to any material reduction in duties, authorities or responsibilities, base salary or relocation by more than fifty miles). All of the severance benefits under the severance plan are contingent upon delivery to us of an effective release of claims and continued compliance with certain post-termination covenants, including a non-compete agreement.

Upon a covered termination that does not occur within the thirty days prior to or thirteen months following a change in control transaction, Mr. Sherman, Mr. Andriole, and Dr. Alrutz (as well as Dr. Berrey, Dr. Nichols and Mr. Trost - prior to their departure from the Company) are eligible to receive (i) a payment equal to twelve months (or fifteen months, for Mr. Sherman and Dr. Berrey) of base salary (the “severance period”); (ii) accelerated vesting of all outstanding time-based stock options and other time-based stock awards as if the executive had completed service for the severance period; and (iii) payment of COBRA benefits for the severance period.

Upon a covered termination that occurs within the thirty days prior to or thirteen months following a change in control transaction, Mr. Sherman, Mr. Andriole, and Dr. Alrutz (as well as Dr. Berrey, Dr. Nichols, and Mr. Trost - prior to their departure from the Company) are eligible for the same benefits described above for a covered termination not in connection with a change in control, except that the severance period is eighteen months for Mr. Sherman and Dr. Berrey. Additionally, each executive will receive a lump sum amount equivalent to his or her target bonus for the year of termination and full vesting acceleration of all outstanding stock options and other stock awards. With respect to any such stock awards that are subject to performance-based vesting, acceleration will occur as if the performance criteria were attained at a 100% level.

Severance Agreement with Dr. Berrey. On February 8, 2019, we entered into a severance agreement and release with Dr. Berrey, pursuant to which Dr. Berrey is entitled to receive severance benefits from us. Pursuant to the agreement, in exchange for a general release of all claims against us, Dr. Berrey is entitled to receive (i) base salary continuation for a period of 18 months, (ii) accelerated vesting of all outstanding time-based stock options and other time-based stock awards as if Dr. Berrey had completed service for an additional 15 months, and (iii) payment of COBRA benefits for a period of 15 months. Dr. Berrey also received an extension of the exercise period of her vested stock options until May 5, 2020.

Severance Agreement with Mr. Trost. On June 6, 2019, we entered into a severance agreement and release with Mr. Trost, pursuant to which Mr. Trost is entitled to receive severance benefits from us. Pursuant to the agreement, in exchange for a general release of all claims against us, Mr. Trost is entitled to receive (i) base salary continuation for a period of 12 months, (ii) accelerated vesting of all outstanding time-based stock options and other time-based stock awards as if Mr. Trost had completed service for an additional 12 months, and (iii) payment of COBRA benefits for a period of 12 months. Mr. Trost also received an extension of the exercise period of his vested stock options for a period of 12 months.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards granted to each named executive officer that remain outstanding as of December 31, 2019.

	Option Awards(1)					Stock Awards
Name	Grant Date(1,2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested ($)
Michael A. Sherman, M.B.A.	4/8/2019(4)	__	1,250,000	2.09	4/7/2029	__	__
Michael T. Andriole, M.B.A.	4/8/2019(4)	__	500,000	2.09	4/7/2029	__	__
Michael A. Alrutz, J.D., Ph.D.	6/1/2012(9)	1,485	__	2.38	5/31/2022	__	__
	1/28/2014(6)	9,000	__	18.75	1/27/2024	__	__
	8/26/2014(6)	20,000	__	25.75	8/25/2024	__	__
	1/28/2015(6)	28,000	__	39.41	1/27/2025	__	__
	8/1/2015(6)	15,000	__	53.74	7/31/2025	__	__

	1/8/2016(6)	174,292	3,708	8.06	1/7/2026	__	__
	1/24/2017(6)	33,359	12,391	5.14	1/23/2027	__	__
	1/24/2017	__	__	__	__	11,437(10)	23,217
	1/25/2018(6)	64,687	70,313	4.68	1/24/2028	__	__
	1/23/2019(6)	40,333	135,667	2.41	1/22/2029	__	__
M. Michelle Berrey, M.D., M.P.H.(12)	11/18/2012(5)	15,161	__	4.26	5/5/2020	__	__
	1/28/2014(6)	58,713	__	18.75	5/5/2020	__	__
	4/9/2014(6)	140,000	__	21.92	5/5/2020	__	__
	1/28/2015(6)	184,200	__	39.41	5/5/2020	__	__
	1/8/2016(6)	483,600	__	8.06	5/5/2020	__	__
	1/24/2017(6)	120,250	__	5.14	5/5/2020	__	__
	1/25/2018(6)	225,000	__	4.68	5/5/2020	__	__
	1/23/2019(6)	125,000	__	2.41	5/5/2020	__	__
Timothy W. Trost, C.P.A.(13)	4/7/2011(8)	78,461	__	2.35	5/31/2020	__	__
	1/28/2014(6)	44,734	__	18.75	5/31/2020	__	__
	1/28/2015(6)	65,000	__	39.41	5/31/2020	__	__
	1/8/2016(6)	178,000	__	8.06	5/31/2020	__	__
	1/24/2017(6)	42,292	__	5.14	5/31/2020	__	__
	1/25/2018(6)	82,687	__	4.68	5/31/2020	__	__
	1/23/2019(6)	58,667	__	2.41	5/31/2020	__	__
W. Garrett Nichols, M.D., M.S.	9/2/2014(7)	90,000	__	24.74	9/1/2024	__	__
	1/28/2015(6)	22,000	__	39.41	1/27/2025	__	__
	1/8/2016(6)	174,292	3,708	8.06	1/7/2026	__	__
	1/24/2017(6)	44,297	16,453	5.14	1/23/2027	__	__
	1/24/2017	__	__	__	__	15,187(10)	30,830
	1/25/2018(6)	71,156	77,344	4.68	1/24/2028	__	__
	1/23/2019(6)	45,833	154,167	2.41	1/22/2029	__	__
	1/23/2019	__	__	__	__	100,000(11)	203,000

(1)
All of the option awards granted since 2013 were granted under the 2013 plan except for those noted at footnote 2, all of the option awards granted in 2012 were granted under the 2012 plan, and all of the options granted prior to 2012 were granted under the 2002 plan. The terms of the 2013, 2012, and 2002 plans are described above under “Equity Compensation Arrangements.” Except as otherwise indicated, each option award becomes exercisable as it becomes vested, and all vesting is subject to the executive’s continuous service with the Company through the vesting date. All share numbers above that relate to awards granted prior to March 25, 2013 reflect our 3.55-for-1 reverse stock split effected on March 25, 2013.

(2)
The option awards granted in 2019 to Mr. Sherman and Mr. Andriole are subject to the terms of the 2013 plan, but were granted outside of the 2013 plan, as they constituted inducement grants in accordance with Nasdaq Stock Market rules.

(3)	All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant.

(4)	25% of the shares subject to the option vest on April 18, 2020, and 1/36th of the shares vest monthly thereafter.

(5)	25% of the shares subject to the option vest on November 12, 2013, and 1/36th of the shares vest monthly thereafter.

(6)	1/48th of the shares subject to the option vest monthly after the grant date.

(7)	25% of the shares subject to the option vest on September 2, 2015, and 1/36th of the shares vest monthly thereafter.

(8)	25% of the shares subject to the option vest on July 26, 2011, and 1/36th of the shares vest monthly thereafter.

(9)	25% of the shares subject to the option vest on June 1, 2013, and 1/36th of the shares vest monthly thereafter.

(10)	This stock award consists of time-based RSUs that vest in equal annual installments over four years beginning on January 24, 2017.

(11)
This stock award consists of time-based RSUs that vest every six months over a two-year period (20% after each of six, twelve and eighteen months and 40% after twenty-four months beginning on January 23, 2019).

(12)	Pursuant to her severance agreement, Dr. Berrey’s vested stock options reflected in the table above will expire on May 5, 2020.

(13)	Pursuant to his severance agreement, Mr. Trost’s vested stock options reflected in the table above will expire on May 31, 2020.

Equity Compensation Arrangements

Prior to our IPO in April 2013, we granted all equity awards pursuant to the 2012 Equity Incentive Plan and the 2002 Equity Incentive Plan. Following our IPO, we have granted all equity awards pursuant to the 2013 Equity Incentive Plan, or the 2013 plan. All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of grant of each award. Generally, our stock option awards vest over a four-year period and RSUs vest over a three or four-year period.

2013 Equity Incentive Plan

General. We currently grant equity awards to our named executive officers and other employees, directors and consultants under the 2013 plan. The 2013 plan was initially adopted by our Board of Directors and our stockholders and became effective in connection with our IPO in April 2013 and subsequently amended by the Board of Directors in March 2014 and approved by our stockholders in June 2014. Our Board of Directors or a duly authorized committee thereof, has the authority to administer the 2013 plan. Our Board of Directors may also delegate certain authority to one or more of our officers. Our Board of Directors or the authorized committee is referred to herein as the plan administrator.

The 2013 plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation (collectively, “stock awards”), all of which may be granted to employees, including officers, non-employee directors and consultants of us and our affiliates. Additionally, the 2013 plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants. We have currently granted only stock options and restricted stock units to our executive officers under our 2013 plan, although we may grant other types of stock awards under our 2013 plan to our named executive officers in the future.

Stock Options. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2013 plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2013 plan vest at the rate specified by the plan administrator. The plan administrator determines the term of stock options granted under the 2013 plan, up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service, except that, under our form of option agreement, the option holder may exercise any vested options for a period of 12 months following cessation of service due to retirement (i.e., termination without cause or resignation upon or after reaching age 59 ½). The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 12 months (18 months for options granted prior to September 2016) in the event of death. In addition, under our form of stock option agreement, options will accelerate in full upon the optionholder’s termination due to death or disability. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason. Our form of restricted stock unit award agreement provides if the holder’s service relationship with us, or any of our affiliates, ceases for any reason other than due to disability or death, all restricted stock units not vested as of the date of termination will be forfeited. If a holder’s service relationship with us, or any of our affiliates ceases due to disability or death, restricted stock units will accelerate in full upon such termination.

Corporate Transactions. In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase right held by us;

•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or

•
make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2013 plan, a “corporate transaction” is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. Under the 2013 plan, a “change in control” is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

Amendment and Termination. Our Board of Directors has the authority to amend, suspend, or terminate our 2013 plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our Board of Directors adopted our 2013 plan.

2012 Equity Incentive Plan

General. Our Board of Directors and our stockholders approved our 2012 Equity Incentive Plan, or the 2012 plan, which became effective in February 2012. Our 2012 plan was a continuation of and successor to our 2002 plan and after our 2012 plan became effective, no further stock awards were made under our 2002 plan. Our Board of Directors or a duly authorized committee thereof, has the authority to administer the 2012 plan. Our Board of Directors may also delegate certain authority to one or more of our officers. Our Board of Directors or the authorized committee is referred to herein as the plan administrator

The 2012 plan terminated and no further awards were granted upon the effective date of the 2013 plan. All awards granted under the 2012 plan that are repurchased, forfeited, expire or are cancelled will become available for grant under the 2013 plan in accordance with its terms.

Stock Options. Options granted under the 2012 plan vest at the rate specified by the plan administrator and have a term up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Corporate Transactions. In the event of certain specified significant corporate transactions, outstanding stock awards shall be assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation. If any surviving or acquiring corporation fails to assume, continue or substitute such stock awards, stock awards held by participants whose continuous service has terminated will accelerate vesting in full prior to the corporate transaction. All stock awards will terminate at or prior to the corporate transaction.

Under the 2012 plan, a “corporate transaction” is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. Our form of option agreement provides for acceleration in full of the stock option if a participant is terminated without cause or resigns for good reason (which includes a resignation due to a material reduction in authority, duties or responsibilities, a material reduction in base salary or a relocation of employment by more than 50 miles) within thirteen months after a change in control. Under the 2012 plan, a “change in control” is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) approval by the stockholders or our Board of Directors of a plan of complete dissolution or liquidation of us; or (iv) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

2002 Equity Incentive Plan

General. Our Board of Directors and our stockholders originally approved our 2002 Equity Incentive Plan, or the 2002 plan, which became effective in September 2002, and was further amended by our Board of Directors and stockholders, most recently in February 2011. The 2002 plan terminated and no further awards were granted upon the effective date of the 2012 plan. Shares are no longer available for the grant of stock awards under our 2002 plan. However, if a stock award granted under the 2002 plan expires or otherwise terminates without being exercised in full, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2013 plan.

Stock Options. Options granted under the 2002 plan vest at the rate specified by the plan administrator and have a term of up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Corporate Transactions. In the event of certain specified significant corporate transactions, outstanding stock awards shall be assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation. If any surviving or acquiring corporation fails to assume, continue or substitute such stock awards, stock awards held by participants whose continuous service has terminated will accelerate vesting in full prior to the corporate transaction. All stock awards will terminate at or prior to the corporate transaction.

Under the 2002 plan, a “corporate transaction” is generally (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iii) a reverse merger in which we are the surviving corporate but shares of our common stock outstanding immediately preceding the merger are converted into other property by virtue of the transaction.

Change in Control. In addition, the plan administrator may provide for special vesting acceleration in an individual award agreement or in any other written agreement between a participant and us. Our form of option agreement provides for acceleration in full of the stock option if a participant is terminated without cause or resigns for good reason (which includes a resignation due to a material reduction in authority, duties or responsibilities, a material reduction in base salary or a relocation of employment by more than 50 miles) within thirteen months after a change in control transaction. A “change in control transaction” is generally (i) a sale or disposition of all of our assets; (ii) a merger or consolidation following which we are not the surviving entity and our stockholders own less than 50% of the voting power of the surviving entity or its parent; (iii) a reverse merger where we are the surviving entity but our stockholders own less than 50% of the voting power; or (iv) an acquisition by a person, group or entity of 50% of our voting power.

2013 Employee Stock Purchase Plan

General. Our Board of Directors adopted the 2013 Employee Stock Purchase Plan, or ESPP, in February 2013 and our stockholders approved the ESPP in March 2013. The ESPP became effective in connection with our IPO in April 2013. The purpose of the ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

Our Board of Directors has delegated its authority to administer the ESPP to the Compensation Committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP, subject to certain limitations under the Code. Unless otherwise determined by our Board of Directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Corporate Transactions. In the event of certain significant corporate transactions, including: (i) a sale of all our assets, (ii) the sale or disposition of 90% of our outstanding securities, (iii) the consummation of a merger or consolidation where we do not survive the transaction, and (iv) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately.

Plan Amendments, Termination. Our Board of Directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances any such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information regarding all of the Company’s equity compensation plans as of December 31, 2019:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,460,030 (2013 Plan) 47,040 (2012 Plan) 133,234 (2002 Plan)	10.21 3.97 2.45	1,855,688 (2013 Plan) 0 (2012 Plan) 0 (2002 Plan)
Equity compensation plans not approved by security holders	1,750,000(1)	2.09	__
Total	8,390,304	8.36	1,855,688

(1)	These securities are subject to the terms of the 2013 plan, but were granted outside of the 2013 plan as inducement awards in accordance with Nasdaq Listing Rule 5635(c)(4).

DIRECTOR COMPENSATION

The following table sets forth in summary form information concerning the compensation that was earned by each of our non-employee directors during the year ended December 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)(1)
James Daly	64,500	50,694	115,194
Martha J. Demski	97,500(2)	50,694	148,194
Catherine Gilliss, Ph.D., R.N., F.A.A.N.	55,000	50,694	105,694
Edward F. Greissing, Jr.	50,000	50,694	100,694
Patrick Machado	81,500	50,694	132,194
Robert J. Meyer, MD	55,000	50,694	105,694
Fred A. Middleton	77,000	50,694	127,694
Ronald Renaud, Jr.	50,000	50,694	100,694

(1)
Amounts listed represent the aggregate grant date fair value of option awards granted during 2019 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 5 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts do not reflect the actual economic value that will be realized by the non-employee director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. The aggregate number of shares subject to each non-

employee director’s outstanding option awards as of December 31, 2019 was as follows: Mr. Daly 108,000 shares; Ms. Demski, 111,126 shares; Dr. Gilliss, 108,000 shares; Mr. Greissing, 84,000 shares; Mr. Machado, 108,000 shares; Dr. Meyer, 84,000 shares; Mr. Middleton, 84,000 shares; and Mr. Renaud, 99,000 shares. None of our non-employee directors held unvested stock awards other than stock options as of December 31, 2019.

(2)
This amount includes the non-employee director annual retainer, the Chair of our Board of Directors annual retainer, and fees for meetings of the Strategy Committee attended by the Chair of the Board of Directors. Prior to July 1, 2019, the annual retainer for the Chair of our Board of Directors was increased to $70,000 in connection with the Company's executive management transition. On July 1, 2019, the annual retainer for the Chair of our Board of Directors was adjusted from $70,000 to $35,000.

We have implemented a compensation policy for our non-employee directors which provides for automatic cash and equity grants for service on our Board of Directors. Currently, our non-employee directors receive the following annual cash retainers under our non-employee director compensation policy:

•	$40,000 for all eligible non-employee directors, plus an additional $35,000 annual cash retainer for the Chair of our Board of Directors;

•
$10,000 for service (other than as chairman) on the Audit Committee; $7,500 and $5,000 for service (other than as chairman) on the Compensation Committee and Nominating and Governance Committee, respectively; and

•	$20,000 for service as the chairman of the Audit Committee; $15,000 and $10,000 for service as the chairman of the Compensation Committee and Nominating and Governance Committee, respectively.

In addition, our non-employee director compensation policy provides for (1) the automatic initial grant for each non-employee director first joining the Board of Directors an option to purchase 60,000 shares of common stock that vests with respect to 25% of the shares on the one year anniversary of the date of grant and monthly thereafter for 36 months, subject to the director continuing to provide services to us during such period; and (2) the automatic annual grant for each non-employee director whose term continues on the date of our annual meeting each year an option to purchase 35,000 shares of common stock that vests in 12 equal monthly installments from the date of grant, provided that in any case such option is fully vested on the date of our next annual stockholder meeting, subject to the director continuing to provide services to us during such period.

The stock options granted to our non-employee directors under our non-employee director compensation policy are granted under our 2013 plan and do not qualify as incentive stock options. Such stock options are generally subject to the terms of our form of stock option agreements under the 2013 plan, except that the options will vest in full upon a change in control (as defined in the 2013 plan).

We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

TRANSACTIONS WITH RELATED PERSONS

Indemnification Agreements

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Policies and Procedures

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Chimerix, Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Chimerix, Inc. Direct your written request to Chimerix, Inc., Attn: Legal Department, 2505 Meridian Parkway, Suite 100, Durham, NC 27713 or dial (919) 806-1074. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Michael T. Andriole
Secretary

April 28, 2020

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to: Corporate Secretary, Chimerix, Inc., 2505 Meridian Parkway, Suite 100, Durham, NC 27713.

CHIMERIX

VOTE

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Robert J. Meyer	☐	☐	02 - Michael A. Sherman	☐	☐

	For	Against	Abstain
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Proxy — Chimerix, Inc.

Notice of 2020 Annual Meeting of Stockholders

Chimerix, Inc.
2505 Meridian Parkway, Suite 100,
Durham, North Carolina 27713
Proxy Solicited by Board of Directors for Annual Meeting — June 11, 2020

Michael Sherman and Michael Andriole, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Chimerix, Inc. to be held on June 11, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the two nominees for director, FOR ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020, and FOR approval of, by non-binding vote, the compensation of Chimerix, Inc.'s named executive officers as disclosed in the Proxy Statement.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

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